Exhibit 99.1
CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
THIRD QUARTER 2007 RESULTS
NEW ALBANY, OHIO, October 23, 2007 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $160.9 million for the third quarter ended September 30, 2007, compared to revenues of $235.8 million for the third quarter of 2006 and a net loss of $0.13 per diluted share, compared to $0.84 per diluted share in the prior-year quarter. Fully diluted earnings per share for the third quarter 2007 includes a noncash loss on the marking to market of forward foreign exchange contracts of approximately $4.5 million, or $0.13 per diluted share. Excluding this noncash impact of marking to market its forward foreign exchange contracts, fully diluted earnings per share for the third quarter ended September 30, 2007 was approximately break-even.
Net debt (calculated as total debt less cash and cash equivalents) improved to $123.7 million at September 30, 2007 when compared to $142.3 million at December 31, 2006. Fully diluted shares outstanding for the quarter were 21.4 million compared to 21.5 million in the prior-year quarter.
“While our construction market business remains strong on a global basis, our 2007 results continue to be impacted by the slow down and product content shift in the North American Class 8 heavy truck market,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group.
“Our third quarter results were generally in line with our expectations for the quarter and we have adjusted our estimates for the upcoming fourth quarter to reflect our new market outlook and operating estimates as well as the impact of our recent acquisition of PEKM, which we announced on October 1st. Like many industry analysts, we remain uncertain about the 2008 Class 8 production levels and, as a result, we are withdrawing our previous estimates until we can further determine what lies ahead for the Class 8 market in 2008. We expect to be able to finalize these estimates before the end of this year,” Dunn said.
“We have taken numerous actions this year in order to adjust our business to the volatile market demands and we will continue to look for further cost savings opportunities as we remain focused on our growth strategy. Actions such as our recent acquisition of PEKM demonstrates our commitment to this strategy as PEKM compliments our existing products and processes and provides us with new customers, an expanded geographic footprint and diversification away from the cyclical North American heavy truck market. It is a perfect example of our continued focus on improving our position in the global marketplace,” Dunn concluded.
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The Company reported revenues of $518.3 million for the nine-month period ended September 30, 2007, down approximately 26.0 percent when compared to $700.0 million for the nine-month period ended September 30, 2006. Net income for the nine-month period was $0.05 million, or break-even on a per diluted share basis, compared to $46.9 million, or $2.18 per diluted share for the nine-month period ended September 30, 2006. Fully diluted shares outstanding for the nine-month period ended September 30, 2007 were 21.6 million compared to 21.5 million in the prior-year period.
The Company is adjusting its 2007 full year outlook for total North American Class 8 truck production levels to a range of 208 thousand to 215 thousand units, including approximately 60 thousand Mexico and export units. These estimates have been adjusted from the Company’s previous estimates of 200 thousand to 225 thousand units, which included approximately 55 thousand Mexico and export units. Primarily as a result of these adjustments, as well as the inclusion of estimates for the acquisition of PEKM, the Company is adjusting its fully diluted earnings per share estimate to a range of $0.25 to $0.31 per diluted share, based on 21.6 million diluted shares and excluding the impact from marking to market its forward foreign exchange contracts during the third quarter 2007, which were not included in its previous estimates of $0.18 to $0.46 per diluted share. The impact of the noncash loss from the marking to market of forward foreign exchange contracts was approximately $0.13 per diluted share for the third quarter of 2007. Adjusting for this noncash loss provides an anticipated full year 2007 earnings per diluted share estimate in the range of $0.12 to $0.18.
“We are revising our 2007 estimates based on anticipated production levels and product content for the fourth quarter as well as expectations from our recent acquisition of PEKM,” said Chad M. Utrup, chief financial officer of Commercial Vehicle Group. “Simply put, the lower end of our estimates for 2007 has increased by approximately $0.07 per diluted share. This is primarily a result of the anticipated increase in estimated Class 8 production units and a change in our estimated tax provision rate for the year, however, the noncash impact from marking to market our forward foreign currency contracts artificially camouflages this positive change,” added Utrup.
A conference call to review the Company’s third quarter results is scheduled for Wednesday, October 24, 2007, at 10:00 a.m. ET. Interested participants may listen to the live conference call by dialing (706) 758-9607 and asking for the CVG third quarter 2007 earnings conference call. A recording of this call will be available until midnight, November 7, 2007, by dialing (706) 645-9291 and entering code 21613366.
To listen to a live Webcast of the conference call, go to Commercial Vehicle Group’s Website, www.cvgrp.com, click on “Investor Relations” and then the Webcast icon. The Web cast replay will be available from 12:00 p.m. ET, Wednesday, October 24, 2007, until midnight, Wednesday, November 7, 2007. Listening to the Web cast requires speakers and Windows Media Player. If you do not have Media Player, download the free software at www.windowsmedia.com .
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About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to revenues and earnings per share or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions; (vi) the impact of changes in governmental regulations on our customers or on our business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; and (viii) various other risks as outlined in the Company’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$160,918	$235,841	$518,285	$699,973

COST OF REVENUES	143,099	195,044	457,578	580,245

Gross Profit	17,819	40,797	60,707	119,728

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	14,665	13,294	44,829	39,693

AMORTIZATION EXPENSE	169	104	531	312

RESTRUCTURING CHARGES	182	—	1,180	—

Operating Income	2,803	27,399	14,167	79,723

OTHER EXPENSE (INCOME)	4,339	(1,642)	4,556	(2,720)

INTEREST EXPENSE	3,242	3,582	10,415	11,321

LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	149	318

(Loss) Income Before Provision for Income Taxes	(4,778)	25,459	(953)	70,804

(BENEFIT) PROVISION FOR INCOME TAXES	(2,096)	7,453	(999)	23,896

Net (Loss) Income	$(2,682)	$18,006	$46	$46,908

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(0.13)	$0.85	$0.00	$2.22

Diluted	$(0.13)	$0.84	$0.00	$2.18

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,438	21,156	21,413	21,099

Diluted	21,438	21,548	21,640	21,507

Reconciliation to Net (Loss) Income:
Net (Loss) Income	$(2,682)	$18,006	$46	$46,908
Depreciation & Amortization	4,062	3,854	11,789	11,166
Interest Expense	3,242	3,582	10,415	11,321
(Benefit) Provision for Income Taxes	(2,096)	7,453	(999)	23,896
Loss on Early Extinguishment of Debt	—	—	149	318
Restructuring Charges	182	—	1,180	—
Miscellaneous (Income) Expense	(16)	(3)	92	(13)

Adjusted EBITDA (1)	$2,692	$32,892	$22,672	$93,596

Supplemental Information:
Noncash loss (gain) on forward exchange contracts	$4,462	$(1,639)	$5,048	$(2,707)
Nonrecurring (benefit) for prior period debt service	$(107)	$—	$(584)	$—
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2007	2006
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,075	$19,821
Accounts receivable, net	103,465	123,471
Inventories, net	85,005	88,723
Prepaid expenses	19,406	24,272
Deferred income taxes	10,308	8,819

Total current assets	256,259	265,106

PROPERTY, PLANT AND EQUIPMENT, net	90,669	90,388
GOODWILL	132,718	134,766
INTANGIBLE AND OTHER ASSETS, net	99,647	100,562

TOTAL ASSETS	$579,293	$590,822

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$115	$2,158
Accounts payable	77,468	86,610
Accrued liabilities	34,009	40,970

Total current liabilities	111,592	129,738

LONG-TERM DEBT, net of current maturities	161,640	159,956
OTHER LONG-TERM LIABILITIES	36,500	36,223

Total liabilities	309,732	325,917

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,437,609 and 21,368,831 shares issued and outstanding	214	214
Treasury stock purchased from employees; 5,836 shares	(115)	(115)
Additional paid-in capital	176,825	174,044
Retained earnings	92,115	92,007
Accumulated other comprehensive income (loss)	522	(1,245)

Total stockholders’ investment	269,561	264,905

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$579,293	$590,822

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Footnotes to Press Release

(1)	Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on the early extinguishment of debt, miscellaneous income/expenses, restructuring charges and cumulative effect of changes in accounting principle. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on the early extinguishment of debt, miscellaneous income/expenses, restructuring charges and cumulative effect of changes in accounting principles because the Company’s management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA, in addition to the supplemental information, as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in conformity with GAAP.

The Company’s management uses Adjusted EBITDA, in addition to the supplemental information, as an integral part of its report and planning processes and as one of the primary measures to, among other things:
(i)	monitor and evaluate the performance of the Company’s business operations;

(ii)	facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations;

(iii)	facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that Adjusted EBITDA, in addition to the supplemental information, is useful to investors as it provides them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. Additionally, the Company’s management believes that Adjusted EBITDA, in addition to the supplemental information, provides useful information to investors about the performance of the Company’s overall business because the measure eliminates the effects of certain recurring and other unusual or infrequent charges that are not directly attributable to the Company’s underlying operating performance. Additionally, the Company’s management believes that because it has historically provided a non-GAAP financial measure in previous filings, that continuing to include a non-GAAP measure in its filings provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with the supplemental information and GAAP financial measures, is a useful financial analysis tool, used by the Company’s management as described above, that can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income prepared in conformity with GAAP. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA, as well as the other information in this filing, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.
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